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                                                                    Exhibit 99.1
[LOGO]

TRUE NORTH COMMUNICATIONS INC.

     Contact: Kathryn Woods, 212-727-5582

                TRUE NORTH ANNOUNCES SENIOR MANAGEMENT CHANGES

Don Seeley to Retire, as Kevin Smith Takes Chief Financial Post and Ramesh Rajan
                   Heads Operations and Business Development

     CHICAGO March 3, 2000 - True North Communications Inc. (NYSE: TNO) announced today that Donald Seeley, Vice Chairman and Chief Financial Officer, will retire from active management, while maintaining his role as a Director and acting as a consultant to the company. True North also said that Kevin Smith, True North's Senior Vice President and Chief Accounting Officer, will become Executive Vice President and Chief Financial Officer; and Ramesh Rajan will become Executive Vice President, Operations and Business Development.

     David Bell, Chairman and CEO of True North, said, "Don Seeley has been a partner to me, and his strong financial management has contributed to True North's improving performance. While his active involvement will be missed by the company and by me personally, I look forward to his continued counsel as a member of our board and as a consultant. And I support him in his decision to balance his personal life." Added Bell, "The mark of a serious top management player is the ability to build a better organization and Don Seeley has done that, putting top people in each of the financial posts. I look ahead confident that we have a strong team in place, are on solid financial footing, and on track toward our goals."

     "I've been contemplating this move for some time and I believe that the timing is finally right for me to take the next step in my life," commented Seeley, who is 56 years old. Seeley said that he also intends to teach in the Tucson area, where he has a second home. Continued Seeley, "I made this decision knowing that the company is in good hands. Kevin Smith has worked with me at both True North and Alexander & Alexander so I know that he has the experience and talent to take on this role. I also intend to spend time to ensure that the transition is seamless for the company, and will continue to provide strategic consulting to the management and Board of Directors."

     Commenting on Smith's appointment, Bell said, "The management team has had the opportunity to work with Kevin Smith for nearly two years and has been impressed by his financial leadership. He has been a full partner in rebuilding our financial systems and staffing our financial team, and has earned the confidence and respect of management."

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Page 2 - True North Management Changes

Bell added, "His background makes him ideally suited to move into the chief financial role: His knowledge of True North, his experience in publicly traded companies and as a CEO put him in the position to be a strong partner to me. Kevin's aggressive pursuit of shareholder value will be critical as we continue to deliver on our financial commitments and growth."

Kevin Smith, 45, joined True North in August, 1998 as Senior Vice President, Chief Accounting Officer. He came to the company from Alexander and Alexander Services Inc., where he served as Alexander & Alexander's corporate Controller and Manager of a shared financial services operation. Subsequently, he became CEO of Alexsis, a major business unit of A&A. Smith also held senior financial positions at Beatrice Company and predecessor companies. He was CFO of its Beatrice International Food Company; Assistant Controller of Esmark; and Manager of Accounting at Norton Simon.

Smith started his career in Public Accounting with Haskins & Sells - now Deloitte & Touche - in New York. He earned a BBA in Accounting from Pace University and a CPA and an MBA from the University of Chicago.

Smith said, "I'm excited about teaming with David Bell, who is a terrific collaborator, and I also welcome the opportunity to work more directly with our shareholders and the investment community. True North is a company that has solid fundamentals and is moving in the right direction. Strong financial management will continue to drive True North's progress."

True North also said that Ramesh Rajan will become Executive Vice President, Operations and Business Development for True North. Ramesh, who had been Vice Chairman and Chief Financial Officer of Bozell Worldwide, moved to True North Communications in September to work on the realignment of its advertising agency operations - combining the operations of Bozell and FCB internationally and in two domestic offices - and to oversee Bozell's financial operations.

David Bell commented, "A colleague of mine for many years, Ramesh brings exceptional talent in international operations and acquisitions as well as in finance and technology. He has held a number of key roles and his work in helping to achieve the integration of our new global agency, FCB Worldwide, has been outstanding. In his new assignment, he'll oversee True North's plans for expansion, working with both the financial team as well as the management of our operations.

Said Rajan, "True North has enhanced its global capability dramatically in the past year through internal integration. Now, I'll work with the company in continuing to expand its capabilities worldwide through acquisitions. In the past few months, I've had a chance to work closely with the management teams of FCB and True North, and together I think we'll hit the ground running."

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Page 3 -- True North Management Changes

Ramesh Rajan, 44, has held a number of senior finance positions within Bozell, both in the U.S. and internationally. He served as Finance Director at Bozell Sawyer Miller Group and at Bozell's flagship New York office; as Chief Financial Officer of International Operations, based in London; and as Chief Financial Officer of Bozell Worldwide since 1996. He joined the company in 1985. Rajan holds a BS in Chemical Engineering from AC College of Technology in Madras, India and an MS in Industrial Management from the Indian Institute of Technology.

End Notes:

True North Communications (NYSE: TNO) is a top global advertising and communications holding company. It has three major advertising agencies: FCB Worldwide, Bozell Group and Temerlin McClain. True North's Diversified Companies group is comprised of leading communications services brands, including: BSMG Worldwide, public relations; Marketing Drive Worldwide, global promotion services; R/GA Interactive; Tierney & Partners, advertising and public relations; TN Media; and New America Strategies Group, the largest multicultural marketer; among others. True North, headquartered in Chicago, has annual revenues exceeding $1.4 billion and annual billings of more than $14 billion.

CAUTIONARY STATEMENT

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in demand for True North's services, changes in competition, the ability of True North to integrate acquisitions or complete future acquisitions, interest rate fluctuations, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.